Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Filton
	Chief Financial Officer	April 26, 2010
610-768-3300

UNIVERSAL HEALTH SERVICES, INC. REPORTS

2010 FIRST QUARTER FINANCIAL RESULTS

Consolidated Results of Operations:

KING OF PRUSSIA, PA – Universal Health Services, Inc. (NYSE: UHS) announced today that its reported net income attributable to UHS was $71.8 million, or an increase of 7% to $.73 per diluted share, during the first quarter of 2010 as compared to $67.5 million, or $.68 per diluted share, during the comparable prior year quarter.

Net revenues increased 3% to $1.35 billion during the first quarter of 2010 as compared to $1.31 billion during the first quarter of 2009. The operating margin (net revenues less salaries, wages and benefits, other operating expenses, supplies expense and provision for doubtful accounts) increased to 15.7% during the first quarter of 2010 as compared to 15.6% during the first quarter of 2009.

Acute Care Services:

At our acute care hospitals owned during both periods (“same facility basis”), adjusted admissions (adjusted for outpatient activity) increased 1.8% while adjusted patient days increased 0.6% during the first quarter of 2010, as compared to the first quarter of 2009. Net revenues at these facilities increased 3.1% during the first quarter of 2010 as compared to the comparable quarter of the prior year. At these facilities, net revenue per adjusted admission increased 1.3% while net revenue per adjusted patient day increased 2.5% during the first quarter of 2010 as compared to the comparable quarter of the prior year. On a same facility basis, the operating margin at our acute care hospitals decreased to 16.1% during the first quarter of 2010 as compared to 17.6% during the first quarter of 2009.

We provide care to patients who meet certain financial or economic criteria without charge or at amounts substantially less than our established rates. Because we do not pursue collection of amounts determined to qualify as charity care, they are not reported in net revenues or in accounts receivable, net. Our acute care hospitals provided charity care and uninsured discounts, based on charges at established rates, amounting to $176 million and $158 million during the three-month periods ended March 31, 2010 and 2009, respectively.

Behavioral Health Care Services:

At our behavioral health care facilities, on a same facility basis, adjusted admissions increased 3.8% and adjusted patient days increased 3.9% during the first quarter of 2010 as compared to the first quarter of 2009. Net revenues at these facilities increased 6.7% during the first quarter of 2010 as compared to the comparable quarter in the prior year. At these facilities, net revenue per adjusted admission increased 2.8% while net revenue per adjusted patient day increased 2.7% during the first quarter of 2010 over the comparable prior year quarter. The operating margin at our behavioral health care facilities owned during both periods increased to 26.1% during the first quarter of 2010 as compared to 24.6% during the first quarter of 2009.

Conference Call Information:

We will hold a conference call for investors and analysts at 9:00 a.m. eastern time on April 27, 2010. The dial-in number is 1-877-648-7971. A digital recording of the conference call will be available two hours after the completion of the conference call on April 27, 2010 and will continue through midnight on May 11, 2010. The recording can be accessed by calling 1-800-642-1687 and entering the conference ID number 68231632. This call will also be available live over the internet at our web site at www.uhsinc.com. The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com.

General Information, Forward-Looking Statements and Risk Factors and Non-GAAP Financial Measures:

Universal Health Services, Inc. (“UHS”) is one of the nation’s largest hospital companies operating, through its subsidiaries, acute care hospitals, behavioral healthcare facilities and ambulatory centers located throughout the United States and Puerto Rico. UHS acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE:UHT). For additional information on the Company, visit our web site: http://www.uhsinc.com.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those disclosed herein, those related to healthcare industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth in Item 1A-Risk Factors and in Item 7-Forward-Looking Statements and Risk Factors in our Form 10-K for the year ended December 31, 2009), may cause the results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine our future results are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

We believe that operating income, operating margin, adjusted net income attributable to UHS, adjusted net income attributable to UHS per diluted share and earnings before interest, taxes, depreciation and amortization (“EBITDA”), which are non-GAAP financial measures (“GAAP” is Generally Accepted Accounting Principles in the United States of America), are helpful to our investors as measures of our operating performance. In addition, we believe that, when applicable, comparing and discussing our financial results based on these measures, as calculated, is helpful to our investors since it neutralizes the effect in each year of items that are nonrecurring or non-operational in nature including items such as, but not limited to, gains on sales of assets and businesses, reserves for settlements, legal judgments and lawsuits and other amounts that may be reflected in the current or prior year financial statements that relate to prior periods. To obtain a complete understanding of our financial performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the condensed consolidated financial statements and notes thereto in this report or in our other filings with the Securities and Exchange Commission including our Report on Form 10-K for the year ended December 31, 2009. Since the items included or excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be alternatives to net income as a measure of our operating performance or profitability. Since these measures, as presented, are not determined in accordance with GAAP and are thus susceptible to varying calculations, they may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating our financial performance.

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Universal Health Services, Inc.

Consolidated Statements of Income

(in thousands, except per share amounts)

(unaudited)

	Three months ended March 31,
	2010	2009

Net revenues	$1,347,153	$1,312,419

Operating charges:
Salaries, wages and benefits	578,926	541,297
Other operating expenses	247,028	273,221
Supplies expense	183,816	173,967
Provision for doubtful accounts	125,390	118,978
Depreciation and amortization	53,511	51,134
Lease and rental expense	17,934	17,072

	1,206,605	1,175,669

Income from operations	140,548	136,750

Interest expense, net	12,377	12,638

Income before income taxes	128,171	124,112

Provision for income taxes	45,409	42,078

Net income	82,762	82,034

Less: Net income attributable to noncontrolling interests	10,943	14,493

Net income attributable to UHS	$71,819	$67,541

Basic earnings per share attributable to UHS (a)	$0.74	$0.68

Diluted earnings per share attributable to UHS (a)	$0.73	$0.68

Universal Health Services, Inc.

Footnotes to Consolidated Statements of Income

(in thousands, except per share amounts)

(unaudited)

	Three months ended March 31,
	2010	2009

(a) Earnings per share calculation:

Basic and diluted:
Net income attributable to UHS	$71,819	$67,541
Less: Net income attributable to unvested restricted share grants	(315)	(314)

Net income attributable to UHS - basic and diluted	$71,504	$67,227

Weighted average number of common shares - basic	96,539	98,412

Basic earnings per share attributable to UHS:	$0.74	$0.68

Weighted average number of common shares	96,539	98,412
Add: Other share equivalents	911	—

Weighted average number of common shares and equiv. - diluted	97,450	98,412

Diluted earnings per share attributable to UHS:	$0.73	$0.68

Universal Health Services, Inc.

Schedule of Non-GAAP Supplemental Consolidated Statements of Income Information (“Supplemental Schedule”)

For the three months ended March 31, 2010 and 2009

(in thousands, except per share amounts)

(unaudited)

Calculation of “EBITDA”

	Three months ended March 31, 2010		Three months ended March 31, 2009
Calculation of “EBITDA”
Net revenues	$1,347,153	100.0%	$1,312,419	100.0%

Operating charges:
Salaries, wages and benefits	578,926	43.0%	541,297	41.2%
Other operating expenses	247,028	18.3%	273,221	20.8%
Supplies expense	183,816	13.6%	173,967	13.3%
Provision for doubtful accounts	125,390	9.3%	118,978	9.1%

	1,135,160	84.3%	1,107,463	84.4%

Operating income/margin (“EBITDAR”)	211,993	15.7%	204,956	15.6%

Lease and rental expense	17,934		17,072
Net income attributable to noncontrolling interests	10,943		14,493

Earnings before, depreciation and amortization, interest expense, and income taxes (“EBITDA”)	$183,116		$173,391

Universal Health Services, Inc.

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	March 31, 2010	December 31, 2009

Assets
Current assets:
Cash and cash equivalents	$6,865	$9,180
Accounts receivable, net	648,831	602,559
Supplies	83,822	84,272
Other current assets	36,863	27,270
Deferred income taxes	39,895	51,336
Current assets held for sale	21,580	21,580

Total current assets	837,856	796,197

Property and equipment	3,771,362	3,738,818
Less: accumulated depreciation	(1,467,874)	(1,423,580)

	2,303,488	2,315,238

Other assets:
Goodwill	733,626	732,685
Deferred charges	9,316	8,643
Other	115,025	111,700

	$3,999,311	$3,964,463

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$1,526	$2,573
Accounts payable and accrued liabilities	583,028	578,617
Federal and state taxes	25,716	1,627

Total current liabilities	610,270	582,817

Other noncurrent liabilities	367,747	375,580
Long-term debt	891,615	956,429
Deferred income taxes	63,125	60,091

UHS common stockholders’ equity	1,821,755	1,751,071
Noncontrolling interest	244,799	238,475

Total equity	2,066,554	1,989,546

	$3,999,311	$3,964,463

Universal Health Services, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three months ended March 31,
	2010	2009

Cash Flows from Operating Activities:
Net income	$82,762	$82,034
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	53,511	51,134
Gain on sale of asset	(1,848)	—
Stock-based compensation expense	4,065	3,463
Changes in assets & liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(46,499)	(44,894)
Construction management and other receivable	—	17,477
Accrued interest	8,357	10,491
Accrued and deferred income taxes	37,380	28,062
Other working capital accounts	(2,389)	6,581
Other assets and deferred charges	(4,231)	(1,902)
Other	(4,164)	(4,537)
Accrued insurance expense, net of commercial premiums paid	18,960	20,014
Payments made in settlement of self-insurance claims	(10,187)	(15,669)

Net cash provided by operating activities	135,717	152,254

Cash Flows from Investing Activities:
Property and equipment additions, net of disposals	(62,576)	(78,219)
Proceeds received from sale of asset	2,894	—

Net cash used in investing activities	(59,682)	(78,219)

Cash Flows from Financing Activities:
Reduction of long-term debt	(68,363)	(51,800)
Repurchase of common shares	(2,157)	(14,725)
Dividends paid	(4,834)	(3,962)
Issuance of common stock	1,627	667
Profit distributions to noncontrolling interests	(4,623)	(252)

Net cash used in financing activities	(78,350)	(70,072)

Increase (decrease) in cash and cash equivalents	(2,315)	3,963
Cash and cash equivalents, beginning of period	9,180	5,460

Cash and cash equivalents, end of period	$6,865	$9,423

Supplemental Disclosures of Cash Flow Information:
Interest paid	$5,482	$3,966

Income taxes paid, net of refunds	$6,732	$13,784

Universal Health Services, Inc.

Supplemental Statistical Information

(unaudited)

Same Facility:

		% Change Quarter Ended 3/31/2010

Acute Care Hospitals
Revenues		3.1%
Adjusted Admissions		1.8%
Adjusted Patient Days		0.6%
Revenue Per Adjusted Admission		1.3%
Revenue Per Adjusted Patient Day		2.5%

Behavioral Health Hospitals

Revenues		6.7%
Adjusted Admissions		3.8%
Adjusted Patient Days		3.9%
Revenue Per Adjusted Admission		2.8%
Revenue Per Adjusted Patient Day		2.7%

UHS Consolidated

	First Quarter Ended
	3/31/2010	3/31/2009

Revenues	$1,347,153	$1,312,419
EBITDA (1)	$183,116	$173,391
EBITDA Margin (1)	13.6%	13.2%

Cash Flow From Operations	$135,717	$152,254
Days Sales Outstanding	43	45
Capital Expenditures	$62,576	$78,219

Debt	893,141	947,569
UHS common stockholders’ equity	1,821,755	1,596,544
Debt / Total Capitalization	32.9%	37.2%
Debt / EBITDA (2)	1.29	1.64
Debt / Cash From Operations (2)	1.73	1.84

Acute Care EBITDAR Margin (3)	16.1%	17.6%
Behavioral Health EBITDAR Margin (3)	25.5%	24.3%

(1)	Net of noncontrolling interest
(2)	Latest 4 quarters
(3)	Before Corporate overhead allocation and noncontrolling interest

UNIVERSAL HEALTH SERVICES, INC.

SELECTED HOSPITAL STATISTICS

MARCH 31, 2010

AS REPORTED:

	For the three months ended

	Acute			Behavioral Health
	03/31/10	03/31/09%		03/31/10	03/31/09%

Hospitals owned and leased	21	21	0.0%	82	81	1.2%
Average licensed beds	5,689	5,465	4.1%	7,971	7,794	2.3%
Patient days	305,676	307,278	-0.5%	538,750	512,934	5.0%
Average daily census	3,396.4	3,414.2	-0.5%	5,986.1	5,699.3	5.0%
Occupancy-licensed beds	59.7%	62.5%	-4.4%	75.1%	73.1%	2.7%
Admissions	68,638	68,198	0.6%	36,357	33,961	7.1%
Length of stay	4.5	4.5	-1.2%	14.8	15.1	-1.9%

Inpatient revenue	$2,783,431	$2,580,139	7.9%	$544,781	$503,681	8.2%
Outpatient revenue	1,116,925	995,699	12.2%	77,977	68,128	14.5%
Total patient revenue	3,900,356	3,575,838	9.1%	622,758	571,809	8.9%
Other revenue	15,803	17,810	-11.3%	8,408	7,909	6.3%
Gross hospital revenue	3,916,159	3,593,648	9.0%	631,166	579,718	8.9%

Total deductions	2,926,848	2,633,799	11.1%	281,984	257,565	9.5%

Net hospital revenue	$989,311	$959,849	3.1%	$349,182	$322,153	8.4%

SAME FACILITY:

	Acute			Behavioral Health (1)
	03/31/10	03/31/09%		03/31/10	03/31/09%

Hospitals owned and leased	21	21	0.0%	79	79	0.0%
Average licensed beds	5,689	5,465	4.1%	7,735	7,642	1.2%
Patient days	305,676	307,278	-0.5%	530,766	509,661	4.1%
Average daily census	3,396.4	3,414.2	-0.5%	5,897.4	5,662.9	4.1%
Occupancy-licensed beds	59.7%	62.5%	-4.4%	76.2%	74.1%	2.9%
Admissions	68,638	68,198	0.6%	35,295	33,937	4.0%
Length of stay	4.5	4.5	-1.2%	15.0	15.0	0.1%

(1)	Ascent, Centennial Peaks, Crescent Pines, The Hope Program and Springwoods Behavioral are excluded in both current and prior years. Coastal Behavioral is included in March 1st thru year to date.